UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

CHESAPEAKE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

March 24, 2006

To the Stockholders of

Chesapeake Corporation:

We are pleased to invite you to attend the annual meeting of stockholders of Chesapeake Corporation to be held at the SunTrust Bank Piedmont Room, 4th Floor, 919 East Main Street, Richmond, Virginia, on Wednesday, April 26, 2006, at 9:30 A.M., for the following purposes:

(1)	to elect four directors to serve until the 2009 annual meeting of stockholders;

(2)	to elect one director to serve until the 2007 annual meeting of stockholders; and

(3)	to transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on February 24, 2006, are entitled to notice of, to vote at and to participate in the meeting.

You are requested to mark, date, sign and return the enclosed form of proxy in the enclosed envelope whether or not you expect to attend the meeting in person. You may also vote by telephone. Instructions for this convenient voting method are set forth on the enclosed proxy card.

By order of the Board of Directors:

J. P. Causey Jr. Secretary

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

Solicitation of the enclosed proxy is made by and on behalf of Chesapeake Corporation for use at the annual meeting of stockholders to be held at the SunTrust Bank Piedmont Room, 4th Floor, 919 East Main Street, Richmond, Virginia, on Wednesday, April 26, 2006, and at any adjournments of such meeting. An annual report, including financial statements for the fiscal year ended January 1, 2006 (“fiscal 2005”), is enclosed with this proxy statement.

The expense of this solicitation will be paid by the Corporation. Officers, directors and employees of the Corporation may make solicitations of proxies by telephone, Internet or personal calls. The firm of D.F. King & Co., Inc., has been retained to assist in the solicitation of proxies at a fee estimated not to exceed $7,500, plus direct out-of-pocket expenses. Brokerage houses, nominees and fiduciaries have been requested to forward proxy soliciting material to the beneficial owners of the stock held of record by them, and the Corporation will reimburse them for their charges and expenses.

The Corporation’s charter authorizes the issuance of up to 60,000,000 shares of Common Stock ($1 par value) (“Common Stock”) and 500,000 shares of Preferred Stock ($100 par value). Only stockholders of record at the close of business on February 24, 2006, are entitled to notice of, to vote at and to participate in the meeting. On the record date, the stock issued and outstanding consisted of 19,804,534 shares of Common Stock. Holders of Common Stock will vote as a single class at the annual meeting. Each outstanding share will entitle the holder to one vote. All shares represented by properly executed and delivered proxies will be voted at the meeting or any adjournments.

A majority of the votes entitled to be cast on matters to be considered at the meeting constitutes a quorum. If a share is represented for any purpose at the meeting, it is deemed to be present for quorum purposes for all matters considered at the meeting. Abstentions and shares held of record by a broker or its nominee (“Broker Shares”) that are voted on any matter are included in determining the number of votes present or represented at the meeting. Broker Shares that are not voted on any matter at the meeting will not be included in determining whether a quorum is present. Directors are elected by a plurality of the votes cast by holders of Common Stock at a meeting at which a quorum is present. Votes that are withheld and Broker Shares that are not voted in the election of directors will not be included in determining the number of votes cast.

This proxy statement and the enclosed form of proxy were first mailed to stockholders on March 24, 2006.

ELECTION OF DIRECTORS

(PROPOSAL 1)

The Corporation’s Board of Directors is divided into three classes. At the annual meeting, four directors are expected to be elected to Class II to hold office for a term of three years and until their respective successors are duly elected and qualified.

Information Concerning Nominees

Class II (to serve until the 2009 annual meeting of stockholders)

Name and Age; Principal Occupation or Employment During Last Five Years	Director Continuously Since

Brian Buchan, 53 Retired (since 2004); former Chief Executive Officer, SSL International plc, a consumer healthcare products business (2001-2004); Director of Richmond Foods plc.	2005

Rafaël C. Decaluwé, 58 Senior Consultant, RDConsult bvba, a business consulting firm (since 2002); former Chief Executive Officer, N.V. Bekaert S.A., a manufacturer of steelwire, steelwire products and advanced materials (1994-2002).	2003

Joseph P. Viviano, 67 Retired (since 2000); Director of Harsco Corporation, Reynolds American Inc. and RPM International, Inc.	1988

Harry H. Warner, 70 Retired (since 2005); former President, George C. Marshall Foundation, a charitable organization (2002-2005); former Financial Consultant (1990-2002); Director of Allied Defense Group, Inc.	1978

Unless authority to do so is withheld, shares represented by properly executed proxies in the enclosed form will be voted for the election of the four persons named above. Messrs. Buchan, Decaluwé, Viviano and Warner are currently directors and have served continuously since the year each joined the Corporation’s Board. In 2005, the Board of Directors elected Brian Buchan a director of the Corporation. Mr. Buchan was identified as a director candidate by Russell Reynolds Associates, a global executive recruitment and management assessment firm that was engaged as a consultant by the Corporation’s Corporate Governance and Nominating Committee. If any of the nominees should become unavailable, the Board of Directors may designate substitute nominees, for whom the proxies will be voted. In the alternative, the Board may reduce the size of the Class to the number of remaining nominees, for whom the proxies will be voted.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 1 TO ELECT MESSRS. BUCHAN, DECALUWÉ, VIVIANO AND WARNER TO THE BOARD OF DIRECTORS TO SERVE UNTIL THE 2009 ANNUAL MEETING.

ELECTION OF DIRECTOR

(PROPOSAL 2)

Information Concerning Nominee

In 2005, the Board of Directors elected Andrew J. Kohut a director of the Corporation. At the annual meeting, Mr. Kohut is expected to be elected to Class III to hold office for a term of one year and until his successor is duly elected and qualified.

Name and Age; Principal Occupation or Employment During Last Five Years	Director Continuously Since

Andrew J. Kohut, 47 President & Chief Executive Officer of the Corporation (since 2005); President of the Corporation (2005); Executive Vice President & Chief Financial Officer of the Corporation (2001-2005); Senior Vice President — Strategic Business Development of the Corporation (1998-2001).	2005

Mr. Kohut was identified by the Corporation’s Corporate Governance and Nominating Committee as a director candidate in accordance with the Corporation’s practice, as stated in the Corporation’s Corporate Governance Concepts and Policies, of having the Chief Executive Officer of the Corporation also serve as a member of the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2 TO ELECT MR. KOHUT TO THE BOARD OF DIRECTORS TO SERVE UNTIL THE 2007 ANNUAL MEETING.

Directors Continuing in Office

There are six directors whose present term of office will continue until 2007 or 2008, as indicated below, and until their respective successors are duly elected and qualified. Each has served continuously since the year he joined the Corporation’s Board. Keith Gilchrist, a director in Class I who has served since 2002, and Thomas H. Johnson, a director in Class III who has served since 1997, retired in 2005.

Class I (to serve until the 2008 annual meeting of stockholders)

Name and Age; Principal Occupation or Employment During Last Five Years	Director Continuously Since

Sir David Fell, 63 Chairman of the Board of the Corporation (since 2005); Director, National Australia Group Europe Ltd., a banking and financial services company (since 1998); Director, Clydesdale Bank plc, a banking and financial services company (since 2004); former Chairman and Director, Northern Bank Limited, a banking and financial services company (1998-2005).	2000

John W. Rosenblum, 62 Management Consultant (since 2001) and Dean Emeritus, Darden Graduate School of Business Administration, University of Virginia; former Professor, Jepson School of Leadership Studies, University of Richmond (2000-2001); Director of Grantham, Mayo, Van Otterloo & Co. LLC.	1984

Beverly L. Thelander, 50

Management Consultant (since 2004); former Senior Vice President, Strategic Planning & Operations, AECOM Technology Corporation, an engineering and architectural professional services firm (2002-2004); former Executive Vice President — Operations, Universal Studios Television Distribution, a division of Universal Studios Group, an entertainment company (2001-2002); former Senior Vice President — Operations & Strategic Integration, Universal Studios Group (2001); former Executive Vice President & Chief Financial Officer, Universal Television & Networks Group, a division of Universal Studios Group (2000-2001).

2005

Class III (to serve until the 2007 annual meeting of stockholders)

Name and Age; Principal Occupation or Employment During Last Five Years	Director Continuously Since

Jeremy S. G. Fowden, 49 Chief Executive, Trader Media Group Ltd., a subsidiary of Guardian Media Group, plc, a diverse media group (since 2005); former Executive Board Member (2001-2004) and Zone President Europe (2003-2004), Inbev (formerly Interbrew, SA), a manufacturer, producer and brand owner of beers and lagers; former Director of Rank Group PLC, a leisure and gaming company, and Managing Director of its Holidays and Resorts Division (1997-2001).	2004

Henri D. Petit, 57 Chairman (since 2005) and Chief Executive and Director (since 2004), Bacou-Dalloz Group, a designer, manufacturer and seller of personal protective equipment; former Senior Vice President (2003-2004) and Vice President (1992-2003), Eastman Kodak Company, an imaging goods and services company.	2003

Frank S. Royal, 66 Physician; Director of HCA - The Healthcare Company, CSX Corporation, Dominion Resources, Inc., Smithfield Foods, Inc. and SunTrust Banks, Inc.	1990

The Corporation is managed under the direction of the Board of Directors, which has adopted Corporate Governance Concepts and Policies to set forth certain governance practices. The Corporate Governance Concepts and Policies, including the charters for the Executive, Audit, Executive Compensation, and Corporate Governance and Nominating Committees, as well as the Code of Ethics for the Corporation’s Chief Executive Officer (the “CEO”) and Senior Financial Officers, are available on the Corporation’s Internet website at http://www.cskcorp.com. The Corporation will also provide printed copies of these materials to any stockholder, upon request to Chesapeake Corporation, P. O. Box 2350, Richmond, Virginia 23218-2350, Attention: Corporate Secretary.

During fiscal 2005, there were seven meetings of the Board.

The Board has standing Executive, Audit, Executive Compensation, and Corporate Governance and Nominating Committees. Members of the Executive Committee are Sir David Fell (Chairman) and Messrs. Decaluwé, Rosenblum and Warner. Mr. Johnson was chairman and a member of the Executive Committee from January 1, 2005, to November 10, 2005. During fiscal 2005, there were no meetings of the Executive Committee. The Executive Committee reviews various matters and submits proposals or recommendations to the Board of Directors. The Executive Committee is empowered to and does act for the Board of Directors on certain matters.

Members of the Audit Committee are Messrs. Decaluwé (Chairman) and Viviano, Ms. Thelander and Dr. Royal. During fiscal 2005, there were nine meetings of the Audit Committee. The functions of the Audit Committee are described under “Audit Committee Report” below. The Corporation does not limit the number of audit committees on which the members of its Audit Committee may serve; however, no member of the Audit Committee serves on the audit committee of more than three public companies. The Board of Directors has determined that each of the Audit Committee members is “independent,” as defined under the independence standards for audit committee members set forth in the rules promulgated under the Securities Exchange Act of 1934, the listing standards of the New York Stock Exchange and the Corporation’s Corporate Governance Concepts and Policies. The Board of Directors has also determined that Mr. Decaluwé and Ms. Thelander are audit committee financial experts, as that term is defined in the rules promulgated by the Securities and Exchange Commission (the “SEC”) under the Sarbanes-Oxley Act of 2002.

Members of the Executive Compensation Committee (the “Compensation Committee”) are Messrs. Rosenblum (Chairman), Fowden, Petit and Warner and Ms. Thelander. During fiscal 2005, there were five meetings of the Compensation Committee. The functions of the Compensation Committee are described under “Compensation Committee Report on Executive Compensation” below. The Board of Directors has determined that each of the Compensation Committee members is “independent,” as defined under the listing standards of the New York Stock Exchange and the Corporation’s Corporate Governance Concepts and Policies.

Members of the Corporate Governance and Nominating Committee are Messrs. Warner (Chairman), Buchan, Fowden, Petit and Rosenblum. During fiscal 2005, there were three meetings of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee’s responsibilities are described in its charter, and include reviewing at least annually the attendance and performance of the individual directors, reviewing the compensation of the Corporation’s non-employee directors and making recommendations to the Board of Directors as to such compensation, recommending to the Board of Directors nominees who meet criteria approved by the Board of Directors for nomination or election as directors, and developing and overseeing corporate governance principles for the Corporation. The Corporate Governance and Nominating Committee Charter is included in the Corporation’s Corporate Governance Concepts and Policies, which are available on the Corporation’s Internet website at http://www.cskcorp.com. The Board of Directors has determined that each of the Corporate Governance and Nominating Committee members is “independent” as defined under the listing standards of the New York Stock Exchange and the Corporation’s Corporate Governance Concepts and Policies.

Stockholders entitled to vote for the election of directors may recommend candidates for consideration by the Corporate Governance and Nominating Committee as nominees for election as directors of the Corporation. Notice of recommendations for nominees made by stockholders with respect to the 2007 annual meeting must be received in writing by the Secretary of the Corporation no earlier than January 8, 2007, and no later than February 2, 2007, and must set forth (i) the name, age, business address and, if known, residence address of each such person, (ii) the principal occupation or employment of each such person, and (iii) the number of shares of capital stock of the Corporation beneficially owned by each such person. The Corporate Governance and Nominating Committee evaluates all director candidates, including those director candidates recommended by stockholders, in accordance with the director qualification standards described in the Committee’s charter, as amended from time to time, and considers the skills and characteristics of individual Board members and candidates as well as the composition of the Board as a whole. In addition, the Committee considers a candidate’s past experience relevant to significant issues facing the Corporation in areas such as finance, marketing, technology and international matters. The Committee requires that every candidate have the ability to evaluate the Corporation’s financial and operating reports and analyze the Corporation’s financial position. Additional information about director candidate qualifications is contained in the Corporate Governance and Nominating Committee Charter.

The Corporation has a Committee of Independent Directors, which consists of all directors who the Board has determined are “independent,” as defined under the listing standards of the New York Stock Exchange and the Corporation’s Corporate Governance Concepts and Policies. The Committee of Independent Directors reviews the senior organizational structure of the Corporation, recommends a successor for the CEO, when appropriate, evaluates the performance of the CEO and approves the compensation of the CEO. In accordance with the Corporation’s Corporate Governance Concepts and Policies, the Committee of Independent Directors annually elects from its members a Chairman, who presides at meetings of the Committee of Independent Directors. Stockholders and other interested persons may contact the Chairman of the Committee of Independent Directors in writing, postage prepaid, in care of Corporate Secretary, Chesapeake Corporation, P. O. Box 2350, Richmond, Virginia, 23218-2350, or by e-mail to directorsmail@cskcorp.com. All such communications will be promptly delivered by the Corporate Secretary to the Chairman of the Committee of Independent Directors.

In connection with its approval of this proxy statement on March 1, 2006, the Board of Directors reviewed the relationships of the directors with the Corporation and determined that, with the exception of Mr. Kohut, none of the directors have relationships with the Corporation and no other circumstances exist that, in the opinion of the Board of Directors, will interfere with the exercise of their independent judgment in carrying out the responsibilities of a director of the Corporation. Therefore, the Board of Directors determined that all such directors are “independent” as defined under the listing standards of the New York Stock Exchange and the Corporation’s Corporate Governance Concepts and Policies. Under the Corporation’s Corporate Governance Concepts and Policies, a director or nominee will be considered “independent” if the director or nominee (i) has no relationship that, applying the rules of the New York Stock Exchange, would preclude a finding that he or she is “independent,” (ii) has no material relationship, directly or as a partner, shareholder or officer of an organization, with the Corporation or any executive officer of the Corporation or any of their respective affiliates and (iii) has no other relationship, whether or not required to be disclosed by securities laws, that would, in the judgment of the Board of Directors, make him or her not “independent.”

During fiscal 2005, all incumbent directors attended at least 75% of the meetings of the Board of Directors and the committees to which they were assigned. The Corporation’s policy is that all directors attend the annual meeting of stockholders. All directors in office at the time of the 2005 annual meeting of stockholders attended such meeting.

Compensation of Directors

Employee directors of the Corporation are not paid for their service on the Board of Directors or any Board committee. Non-employee directors receive an annual retainer of $32,000 for Board service; an attendance fee of $1,800 for each day attending a Board meeting, a committee meeting or meetings, or an organized Board of Directors business activity; and reimbursement of expenses. Directors traveling across the Atlantic or Pacific Ocean for a Board or committee meeting receive an additional meeting fee of $1,800. The Chairmen of the Compensation and Corporate Governance and Nominating Committees each receive an additional annual retainer of $6,000. The Chairman of the Audit Committee receives an additional annual retainer of $10,000. The Chairman of the Committee of Independent Directors receives an additional annual retainer of $50,000 during the period that there is an employee Chairman of the Board. When there is a non-employee Chairman of the Board, the non-employee Chairman of the Board receives an additional annual retainer of $125,000.

In July 2004, the Board of Directors approved a provision that allows non-U.S. resident directors of the Corporation to fix an exchange rate for their director fees in the local currency of the country in which they reside, based on the exchange rate of that currency with the U.S. dollar on the date of their first election as a director. Sir David Fell and Mr. Decaluwé made such elections and their fees are set in British pounds sterling and euros, respectively, at the exchange rates of those currencies with the U.S. dollar as of the respective dates of their first election as directors of the Corporation.

Prior to 1997, the Corporation had a Directors’ Deferred Compensation Plan under which directors could defer all or a portion of their fees until their retirement or another specified date. Interest accrues on the balance of the deferred account at a New York bank’s prime rate. The Corporation also has an unfunded Outside Directors’ Retirement Plan (the “Outside Directors’ Plan”). Under the Outside Directors’ Plan, non-employee directors retiring at or after age 65 after at least five years of service or prior to age 65 after at least ten years of service are paid an amount equal to their retainer at the time of their retirement for a period equal to their period of service, up to ten years. The Outside Directors’ Plan was terminated in 1997 and is not available to directors taking office after 1997. The non-employee directors who served while the Outside Directors’ Plan was in effect will continue to accrue credit for service under the Outside Directors’ Plan and will receive retirement benefits earned under the plan, but the retirement benefit for directors retiring after 1997 will be based on the retainer paid in 1997.

Each non-employee director is eligible to participate in the Chesapeake Corporation Directors’ Stock Option and Deferred Compensation Plan, which, as of March 1, 2006, was amended and renamed the Chesapeake Corporation Directors’ Deferred Compensation Plan (the “1996 Plan”). The 1996 Plan was approved by the stockholders at the 1996 annual meeting. On March 1, 2006, the Board amended the 1996 Plan to (i) eliminate the provisions authorizing annual option grants to non-employee directors, (ii) allow the deferral of all or a portion of the retainer fee paid in Common Stock and (iii) comply with the requirements of Section 409A of the Internal Revenue Code (relating to deferred compensation plans). The last options granted under the 1996 Plan were awarded on May 1, 2004.

As amended, the 1996 Plan allows non-employee directors to elect to defer all or part of their annual retainer (including any portion paid in Common Stock) or meeting fees, or both. The deferred compensation may be held, at the election of the participant, in either a deferred cash account or a deferred stock account (except that deferred Common Stock must be held in the deferred stock account). Deferred cash accounts are not funded and are maintained for recordkeeping purposes only. Interest will be credited to a participant’s deferred cash account based on the prime rate established from time to time by the Corporation’s principal lender. Deferred cash fees that are credited to the participant’s deferred stock account will be recorded by reference to the number of whole and fractional shares of Common Stock that could have been purchased with the deferred amount. Additional credits will be made to the deferred stock account, in whole and fractional shares of Common Stock, based on the value of dividends paid on the Common Stock and the fair market value of the Common Stock on the date that the dividends are paid. Deferred stock accounts are not funded, and no actual shares of Common Stock are purchased or held by or on behalf of the accounts; such accounts are maintained for recordkeeping purposes only.

The cash retainer and meeting fees described above, the deferred compensation benefit of the 1996 Plan and any awards of shares of Common Stock that are approved under the Chesapeake Corporation 2005 Incentive Plan (the “2005 Incentive Plan”) represent the Corporation’s standard arrangements for compensation of its non-employee directors. No awards of shares of Common Stock were approved under the 2005 Incentive Plan during fiscal 2005.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of February 3, 2006 (unless otherwise indicated), the direct and indirect beneficial ownership of Common Stock by: each director; each nominee for director; each officer named in the Summary Compensation Table (the “Named Officers”); all directors, nominees for director and Named Officers as a group; and all persons beneficially owning more than 5% of the outstanding Common Stock.

Name	Sole Voting and Investment Power(1)	Other(2)	Total	Aggregate Percentage Owned(3)
Brian Buchan	0	0	0
J.P. Causey Jr.	117,264	37,346	154,610
Rafaël C. Decaluwé	3,740	0	3,740
Sir David Fell	10,500	1,130	11,630
Jeremy S. G. Fowden	2,900	0	2,900
Keith Gilchrist	119,009	17,600	136,609
Thomas H. Johnson	353,373	238,200	591,573	3.0%
Andrew J. Kohut	118,952	80,063	199,015	1.0
Joel K. Mostrom	49,135	30,400	79,535
Henri D. Petit	2,900	0	2,900
John W. Rosenblum	21,350	0	21,350
Frank S. Royal	18,850	0	18,850
Neil Rylance	24,601	46,200	70,801
Beverly L. Thelander	5,000	0	5,000
Joseph P. Viviano	26,427	0	26,427
Harry H. Warner	31,050	0	31,050
All Directors, Nominees for Director and Named Officers as a Group (16 persons)	905,051	450,939	1,355,990	6.8
T. Rowe Price Associates, Inc.(4) 100 E. Pratt Street Baltimore, MD 21202	346,500	1,387,260	1,733,760	8.7
Dimensional Fund Advisors Inc.(5) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	1,696,574	0	1,696,574	8.6
Wells Fargo & Company(6) 420 Montgomery Street San Francisco, CA 94104
Wells Capital Management Incorporated 525 Market Street San Francisco, CA 94105	1,191,814	67,828	1,259,642	6.4
Barrow, Hanley, Mewhinney & Strauss, Inc.(7) One McKinney Plaza 2200 Ross Avenue, 31st Floor Dallas, TX 75201-2761	576,617	671,983	1,248,600	6.3
Mellon Financial Corporation(8) One Mellon Center Pittsburgh, PA 15258	760,280	408,975	1,169,255	5.9
Barclays Global Investors, NA(9) Barclays Global Fund Advisors 45 Fremont Street San Francisco, CA 94105	897,870	130,986	1,028,856	5.2

(1)	Includes shares held in fiduciary capacities and (a) an aggregate 657,373 shares that may be acquired by the Named Officers within 60 days under the Corporation’s 1997 Incentive Plan, the 1993 Incentive Plan and the 2005 Incentive Plan, and (b) an aggregate 92,600 shares that may be acquired by certain non-employee directors within 60 days under the 1992 Non-Employee Director Stock Option Plan and the 1996 Plan.

(2)	Includes (a) restricted shares, and (b) shares, if any: (i) owned by certain relatives; (ii) held in various fiduciary capacities; (iii) held by certain corporations; and (iv) held by the Chesapeake Corporation Retirement & 401(k) Savings Plan. These shares may be deemed to be beneficially owned under the rules and regulations of the SEC, but the inclusion of such shares in the table does not constitute an admission of beneficial ownership. Certain shares may be deemed to be beneficially owned by more than one person or group listed and, accordingly, must be reported as being beneficially owned by each.

(3)	Except as indicated, each person or group beneficially owns less than 1% of the outstanding Common Stock.

(4)	As reported in a Schedule 13G, dated December 31, 2005, these securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (“Price Associates”) serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(5)	As reported in a Schedule 13G, dated December 31, 2005, Dimensional Fund Advisors Inc. (“Dimensional”), an investment adviser registered under the Investment Advisers Act of 1940, beneficially owns 1,696,574 shares of Common Stock as a result of acting as investment adviser to various investment companies. Dimensional has informed the Corporation that it expressly disclaims beneficial ownership of all such shares. Dimensional reported that it exercises sole voting and investment power with respect to all such shares.

(6)	As reported in a Schedule 13G, dated December 31, 2005, Wells Fargo & Company (“Wells Fargo”), a parent holding company, and one or more of its direct or indirect subsidiaries in various fiduciary capacities (including Wells Capital Management Incorporated (“Wells Capital”), an investment adviser registered under the Investment Advisers Act of 1940, which beneficially owns 1,229,401 shares of Common Stock, representing 6.2% of the outstanding shares of Common Stock), beneficially owns 1,259,642 shares of Common Stock. Wells Fargo reported that it exercises sole voting and investment power with respect to 1,191,814 of such shares, including 748,893 shares with respect to which Wells Capital exercises sole voting and investment power.

(7)	As reported in a Schedule 13G, dated December 31, 2005, Barrow, Hanley, Mewhinney & Strauss, Inc. (“Barrow”), an investment adviser registered under the Investment Advisers Act of 1940, beneficially owns 1,248,600 shares of Common Stock as a result of acting as investment adviser to various clients. Barrow reported that it exercises sole voting and investment power with respect to 576,617 of such shares.

(8)	As reported in a Schedule 13G, dated December 31, 2005, Mellon Financial Corporation (“MFC”), a parent holding company, and its direct or indirect subsidiaries in their various fiduciary capacities, beneficially own 1,169,255 shares of Common Stock. MFC reported that it exercises sole voting and investment power with respect to 760,280 of such shares.

(9)	As reported in a Schedule 13G, dated December 31, 2005, Barclays Global Investors, NA (“Barclays Global Investors”), a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, and Barclays Global Fund Advisors (“Barclays Global Fund”), an investment adviser registered under the Investment Advisers Act of 1940, collectively beneficially own 1,028,856 shares in trust accounts for the economic benefit of the beneficiaries of those accounts. Barclays Global Investors reported that it exercises sole voting and investment power with respect to 409,072 of such shares, and Barclays Global Fund reported that it exercises sole voting and investment power with respect to 488,798 of such shares.

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

The Corporation’s executive compensation programs are administered by the Compensation Committee. The Compensation Committee is composed of the individuals listed below. The Compensation Committee recommends the salary level and annual incentive awards for the CEO, approves salary levels and annual incentive awards for the Corporation’s other executive officers and administers the Corporation’s 2005 Incentive Plan for the Corporation’s executive officers. During fiscal 2005, the Compensation Committee utilized Towers Perrin HR Services (“Towers Perrin”), an independent compensation consultant, for advice with respect to executive compensation matters.

Overview of Compensation Philosophy.

The Corporation’s executive compensation program is designed to enable the Corporation to attract, develop and retain executives and motivate them to attain the Corporation’s business goals. The Corporation intends to keep executive compensation externally competitive and internally equitable to reflect differences in job responsibility and individual contribution to the Corporation’s success. The Corporation’s goal is to pay base salaries that are in the mid-range of salaries offered in the packaging industry, local competing industries or industry in general, as appropriate, while offering appropriate incentive opportunities for executives. The Corporation’s intent with respect to incentive programs is to provide executives the opportunity to earn total compensation that exceeds the targeted mid-range in return for superior Corporation, individual business unit and individual executive performance. The compensation programs also encourage employee ownership of the Corporation’s Common Stock.

The individual elements of the Corporation’s executive compensation program are (i) base salaries, (ii) annual incentive opportunities, which focus on short-term objectives, and (iii) grants of stock options, stock awards and long-term incentive opportunities, which focus on long-term objectives. In designing and administering the individual elements of the Corporation’s executive compensation program, the Corporation strives to balance short- and long-term incentive objectives with an appropriate amount of compensation that is at risk. Depending on the level of the executive, the Corporation targets between approximately one-half and two-thirds of executive compensation to be at risk. In the case of the Corporation’s CEO, the individual elements have been set by the Compensation Committee to provide that approximately two-thirds of expected total compensation will consist of short- and long-term incentive opportunities, with long-term elements being the more significant. The expected value of the CEO’s total compensation is set at the mid-range of competitive levels, as discussed below, with a large portion of such compensation being at risk based on actual performance.

The Corporation’s policy on the tax deductibility of compensation for the CEO and other executive officers is to maximize the deductibility, to the extent possible, while preserving the Corporation’s flexibility to maintain a competitive compensation program. The Corporation expects all executive compensation paid or awarded during fiscal 2005 to be fully deductible by the Corporation.

Fiscal 2005 Compensation.

Base Salaries. The base salaries of Mr. Johnson, as Chairman & CEO through November 10, 2005, and for Mr. Kohut, as President & CEO (following his promotion to CEO on November 10, 2005), were approved by the Committee of Independent Directors based upon the recommendation of the Compensation Committee. The Compensation Committee approves the base salaries for all other executive officers. For fiscal 2005, the Compensation Committee’s recommendations for the CEOs and approval for the other executive officers resulted from a subjective review of individual performances and competitive data. The Compensation Committee evaluated the compensation of each job classification by reference to the CEOs’ and the other executive officers’ 2004 base salaries and a compensation study prepared by Towers Perrin. In providing its analysis, Towers Perrin utilized its database of executive compensation information and the databases of Mercer Human Resource Consulting and Watson Wyatt Worldwide, two other compensation consulting firms. In addition, Towers Perrin’s analysis included a review of pay practices of companies in the Dow Jones Containers and Packaging Index, as well as a 16-company subset of this index, and interviews with executives of the Corporation. In determining recommendations for specific salaries for executive officers, the Compensation Committee considered the individual officer’s responsibilities, duties and performance, and the position of each individual’s salary within the respective competitive pay range.

In determining a recommendation for Mr. Johnson’s salary, in addition to the considerations stated above for executive officers generally, the Compensation Committee concluded that his salary was appropriate based on his tenure as Chairman & CEO, and the Compensation Committee’s subjective evaluation of his performance based on the Corporation’s financial performance and achievement of his individual goals. In evaluating the Corporation’s financial performance, several measures were reviewed, including earnings, cash flow and stock price performance. The Compensation Committee concluded that Mr. Johnson’s achievement of his individual goals substantially met the Compensation Committee’s expectations. Mr. Johnson’s performance was evaluated in the aggregate without assigning specific weights to the individual elements upon which his performance was evaluated. Based on this evaluation, the Compensation Committee recommended, and the Committee of Independent Directors approved, a salary for Mr. Johnson of $700,000, effective January 1, 2005. In conjunction with the announcement on November 10, 2005, of Mr. Johnson’s retirement, the Compensation Committee recommended, and the Committee of Independent Directors approved, a salary of $540,000 for Mr. Kohut, effective November 10, 2005, to coincide with Mr. Kohut’s promotion to President & CEO. In making its recommendation regarding Mr. Kohut’s compensation, the Committee considered the analysis of Towers Perrin with respect to compensation for comparable positions, taking into consideration the Corporation’s organizational structure following Mr. Johnson’s retirement.

Annual Incentive Program. The annual incentive awards for the CEOs for fiscal 2005 were approved by the Committee of Independent Directors based upon the recommendation of the Compensation Committee. The Compensation Committee approves the annual incentive awards for all other executive officers. At the beginning of fiscal 2005, the Compensation Committee established award guidelines composed of three distinct award components: (i) the Corporation’s financial performance, as measured by (a) earnings per share, or EPS, and (b) net cash provided by operations less net cash used by investing activities, or Cash Available for Shareholders and Debt Reduction; (ii) for business unit managers, the business unit’s financial performance, as measured by (a) earnings before interest, taxes, depreciation and amortization, or EBITDA, and (b) average utilized working capital compared to budgeted working capital requirements, and (iii) each executive officer’s achievement of individual goals. The Compensation Committee (or, in the case of the CEOs, the Committee of Independent Directors) also determined each executive officer’s target award, which ranged from 50% to 70% of base salary, with the Chairman & CEO having a 70% target and the President & CEO having a 60% target. The actual awards for the achievement of individual goals could range from 0% to 200% of the target award for each component, depending on performance relative to the award guidelines for the component. If performance under the award guidelines was exceeded, the Compensation Committee could, in its discretion, award an additional amount to the executive officer. At the end of fiscal 2005, the Compensation Committee reviewed corporate, business unit and individual performance and determined the awards. The award guidelines established at the beginning of fiscal 2005 for the Chairman & CEO were based 75% on EPS and Cash Available for Shareholders and Debt Reduction and 25% on achievement of individual goals. Mr. Johnson did not receive an incentive award for fiscal 2005; for fiscal 2004, Mr. Johnson received an incentive award of approximately 60% of his year-end base salary. The incentive award for Mr. Kohut was $67,661 for fiscal 2005, which was approximately 17% of his annual base salary, compared to an incentive award of approximately 58% of year-end base salary for fiscal 2004. Mr. Kohut’s award for fiscal 2005 was based on the Corporation’s EPS and Cash Available for Shareholders and Debt Reduction and the Compensation Committee’s subjective assessment of his individual performance against his individual goals approved by the Compensation Committee at the beginning of fiscal 2005 (which were identical to those discussed under the caption “Base Salaries” above).

Long-Term Incentive Programs. The long-term incentive award for the Chairman & CEO for fiscal 2005 was approved by the Committee of Independent Directors based upon the recommendation of the Compensation Committee. The Compensation Committee approves long-term incentive awards to all other executive officers and other management employees in the form of stock options, performance shares, stock awards and other incentive opportunities under the 2005 Incentive Plan (and, prior to the approval by the Corporation’s stockholders of the 2005 Incentive Plan, under the Chesapeake Corporation 1997 Incentive Plan (the “1997 Incentive Plan”)). Long-term incentive awards are intended to align the executives’ financial interests with those of other stockholders by encouraging executive ownership of the Corporation’s stock, and focusing the executives’ attention on the long-term growth and financial success of the Corporation. Individual grants are based on the Compensation Committee’s subjective review of individual performance and grant levels from prior years. In determining the long-term incentive awards granted to executive officers in fiscal 2005, the Compensation Committee subjectively evaluated: the relationship of various job classifications within the Corporation; contributions by each executive officer to the overall performance of the Corporation and such officer’s potential to contribute in the future; and prior grant levels.

The Compensation Committee granted shares of performance-based restricted stock to a group of senior executives, including the Named Officers, under the 1997 Incentive Plan for the 2005-2007 performance cycle. The shares will vest, in whole or in part, at the end of the cycle if specific earnings per share and cash generation goals are met or exceeded. Participants’ shares also will vest in the event of a “change in control” (as defined below under the caption “Definition of Change in Control”). Any shares that remain unvested at the end of the performance cycle will be forfeited.

Executive Compensation Committee

John W. Rosenblum, Chairman

Jeremy S.G. Fowden

Henri D. Petit

Beverly L. Thelander

Harry H. Warner

Agreements With Named Officers

The Corporation has entered into employment agreements (the “Agreements”) with Messrs. Kohut, Causey and Mostrom. The current term of the Agreements will expire on December 31, 2008, for Messrs. Kohut and Causey, and on December 31, 2007, for Mr. Mostrom. The term of the Agreements will be extended automatically each year for an additional year, unless the Corporation advises the officer, before November 1 of each year, that it does not wish to extend the Agreement. The Agreements provide for the payment of a severance benefit and continued participation in certain benefit plans if the officer is terminated without cause (as defined in the Agreements) or resigns with good reason (as defined in the Agreements) following a “change in control” of the Corporation (as defined below under the caption “Definition of Change in Control”) or the sale or other divestiture of the officer’s business unit. The severance payment equals a multiple of three times, for Messrs. Kohut and Causey, and two times for Mr. Mostrom, the officer’s base salary as in effect on the date he ceases to be employed by the Corporation or, if greater, his highest annual rate of base salary during the twelve months preceding his cessation of employment, and target annual incentive payment for the year in which he ceases to be employed by the Corporation or, if greater, the year preceding his cessation of employment. The Agreements also provide for additional credit under the Corporation’s Executive Supplemental Retirement Plan if the officer becomes entitled to benefits following a “change in control” or the sale or other divestiture of the officer’s business unit. The Agreements also provide for the payment of a severance benefit and continued participation in certain benefit plans if the officer is terminated without cause (as defined in the Agreements) before a “change in control” or the sale or other divestiture of the officer’s business unit. In such event, the severance benefit for Messrs. Kohut and Causey equals a multiple of two times the officer’s base salary and targeted annual incentive payment and, for Mr. Mostrom, a multiple of two times his base salary. The Agreements also provide for indemnification of the officer for any excise taxes that may become due under Section 4999 of the Internal Revenue Code and the reimbursement of legal fees incurred by the officer in enforcing the Agreements. The Agreements include a covenant prohibiting the disclosure of confidential information by the officer and, if the officer is terminated before a “change in control,” a covenant restricting competition by the officer. The Agreement with Mr. Kohut was amended and restated on April 22, 2003, and amended on January 3, 2005, August 12, 2005, and December 13, 2005. Mr. Kohut’s Agreement currently provides for his employment as President & Chief Executive Officer with a base salary not less than as last approved by the Compensation Committee and an annual incentive target of not less than 60% of his base salary. The Agreements with Mr. Causey and Mr. Mostrom were amended and restated on April 22, 2003, and amended on January 3, 2005, and August 12, 2005. Mr. Causey’s amended and restated Agreement currently provides for his employment as Executive Vice President, Secretary & General Counsel with a base salary not less than as last approved by the Compensation Committee and an annual incentive target of not less than 50% of his base salary. Mr. Mostrom’s amended and restated Agreement currently provides for his employment as Senior Vice President & Chief Financial Officer with a base salary not less than as last approved by the Compensation Committee and an annual incentive target of not less than 50% of his base salary.

In connection with his employment in 1997 as President & CEO, the Corporation entered into an Employment and Severance Benefits Agreement with Mr. Johnson. The term of Mr. Johnson’s agreement was to expire on December 31, 2007. Mr. Johnson’s agreement provided for the payment of a severance benefit and continued participation in certain benefit plans if he was terminated without cause (as defined in the agreement) or resigned with good reason (as defined in the agreement) following a “change in control” of the Corporation (as defined below under the caption “Definition of Change in Control”). The severance payment equaled a multiple of three times Mr. Johnson’s base salary as in effect on the date he ceased to be employed by the Corporation or, if greater, his highest annual rate of base salary during the twelve months preceding his cessation of employment, and target annual incentive payment for the year in which he ceased to be employed by the Corporation or, if greater, the year preceding his cessation of employment. Mr. Johnson would also have been entitled to additional credit under the Corporation’s Executive Supplemental Retirement Plan if he became entitled to benefits following a “change in control.” Mr. Johnson’s agreement also provided for the payment of a severance benefit and continued participation in certain benefit plans if he was terminated without cause (as defined in the agreement) before a “change in control.” In such event, the severance benefit would have been a multiple of three times Mr. Johnson’s base salary and targeted annual incentive payment. Mr. Johnson’s agreement also provided for indemnification of Mr. Johnson for any excise taxes that may have become due under Section 4999 of the Internal Revenue Code and the reimbursement of legal fees incurred by him in enforcing the agreement. Mr. Johnson’s agreement included a covenant prohibiting the disclosure of confidential information by him and, if Mr. Johnson was terminated before a “change in control,” a covenant restricting competition by him. Mr. Johnson’s agreement, as amended, most recently provided for Mr. Johnson’s employment as Chairman of the Board of Directors & CEO with a base salary not less than as last approved by the Committee of Independent Directors and an annual incentive target of not less than 70% of his base salary. During the term of the agreement, Mr. Johnson could have participated in the benefit programs available to executive officers generally. Mr. Johnson retired as an employee and director of the Corporation on November 10, 2005. In connection with his retirement, on November 9, 2005, the Corporation entered into a Separation Agreement and General Release with Mr. Johnson (the “Separation Agreement”) that superseded his Employment and Severance Benefits Agreement. The amounts paid and benefits provided to Mr. Johnson under the Separation Agreement are described in footnote 4 to the Summary Compensation Table.

In 1999, the Corporation entered into a Service Agreement with Mr. Gilchrist in connection with the acquisition of Field Group plc. The agreement was amended on September 13, 1999, and April 22, 2003, to more nearly conform to the terms of the agreements between the Corporation and other officers of the Corporation. Consistent with his December 2004 notice to the Corporation, Mr. Gilchrist retired as an employee of the Corporation on December 31, 2005. The agreement provided for Mr. Gilchrist’s employment as Chief Executive – Field Group plc and Executive Vice President and Chief Operating Officer, or other capacity of like status as the Corporation may require, with a base salary of not less than £263,550 per year (approximately $479,608 per year, based on the average exchange rate for 2005) and a target annual incentive of 50% of his base salary. The base salary was reviewed at least once in each twelve months. The agreement provided that the Corporation could terminate Mr. Gilchrist’s employment with not less than 36 months’ notice and that Mr. Gilchrist could terminate his employment with not less than 12 months’ notice. The agreement provided for the payment of a severance benefit and continued participation in certain benefit plans if Mr. Gilchrist was terminated without cause (as defined in the agreement) or resigned with good reason (as defined in the agreement) following a “change in control” of the Corporation (as defined below under the caption “Definition of Change in Control”) or the sale or other divestiture of Mr. Gilchrist’s business unit. The severance payment equaled a multiple of three times Mr. Gilchrist’s base salary as in effect on the date he ceased to be employed by the Corporation or, if greater, his highest annual rate of base salary during the twelve months preceding his cessation of employment with the Corporation, Field Group plc, each Chesapeake company, each associated company and their successors, and the target annual incentive payment for the year in which he ceased to be employed by the Corporation, Field Group plc, each Chesapeake company, each associated company and their successors, or, if greater, the year preceding his cessation of employment. The agreement provided that Mr. Gilchrist participated in the Field Group Pension Plan, had the use of an automobile provided by Field Group plc, received medical and life insurance coverage as the Corporation considered appropriate and was entitled to 26 vacation days per year. The agreement provided that Mr. Gilchrist’s employment would cease upon his attainment of age 60. The agreement provided for reimbursement of legal fees incurred by Mr. Gilchrist in enforcing the agreement, and also contained customary non-compete, non-solicitation, confidentiality and inventions and improvements provisions.

In 1999, the Corporation entered into a Service Agreement with Mr. Rylance in connection with the acquisition of Field Group plc. The agreement was amended on May 26, 2000, April 29, 2003, September 16, 2003,

October 24, 2003, January 5, 2005, and August 19, 2005, to more nearly conform to the terms of the agreements between the Corporation and other officers of the Corporation. The agreement provides for Mr. Rylance’s employment as Executive Vice President – European Packaging, or other capacity of like status as the Corporation may require, with a base salary of not less than £210,000 per year (approximately $382,158 per year, based on the average exchange rate for 2005) and a discretionary bonus. The base salary shall be reviewed at least once in each twelve months. The agreement provides that the Corporation may terminate Mr. Rylance’s employment with not less than 24 months’ notice and that Mr. Rylance may terminate his employment with not less than 12 months’ notice. The agreement provides for the payment of a severance benefit and continued participation in certain benefit plans if Mr. Rylance is terminated without cause (as defined in the agreement) or resigns with good reason (as defined in the agreement) following a “change in control” of the Corporation (as defined below under the caption “Definition of Change in Control”) or the sale or other divestiture of Mr. Rylance’s business unit. The severance payment equals a multiple of two times Mr. Rylance’s base salary as in effect on the date he ceases to be employed by the Corporation or, if greater, his highest annual rate of base salary during the twelve months preceding his cessation of employment with the Corporation, Field Group plc, each Chesapeake company, each associated company and their successors, and the target annual incentive payment for the year in which he ceases to be employed by the Corporation, Field Group plc, each Chesapeake company, each associated company and their successors, or, if greater, the year preceding his cessation of employment. The agreement provides that Mr. Rylance shall participate in the Field Group Pension Plan, have the use of an automobile provided by Field Group plc, receive medical and life insurance coverage as the Corporation considers appropriate and be entitled to 26 vacation days per year. The agreement provides for reimbursement of legal fees incurred by Mr. Rylance in enforcing the agreement, and also contains customary non-compete, non-solicitation, confidentiality and inventions and improvements provisions.

Definition of “Change in Control”

For purposes of the 1993 Incentive Plan, the 1996 Plan, the 1997 Incentive Plan, the 2005 Incentive Plan, the Agreements, Mr. Gilchrist’s Service Agreement, Mr. Rylance’s Service Agreement and Mr. Johnson’s Employment and Severance Benefits Agreement, “change in control” means, in general, the occurrence of any of the following events: (i) any person or group becomes the beneficial owner of 20% or more of the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors; (ii) those persons who were members of the Corporation’s Board of Directors prior to the adoption of such plan, and those persons whose subsequent nominations were approved by such directors, cease to constitute a majority of the Board of Directors; (iii) the stockholders of the Corporation approve a reorganization, merger, share exchange or consolidation involving the Corporation unless immediately following such transaction all or substantially all of the persons who beneficially own Common Stock and any other then-outstanding voting securities of the Corporation beneficially own at least 80% of the common stock and voting securities, respectively, of the surviving entity in such transaction in substantially the same proportions as their ownership immediately prior to such transaction; or (iv) the stockholders of the Corporation approve a complete liquidation or dissolution of the Corporation or the sale of all or substantially all of its assets. The foregoing summary is qualified in its entirety by reference to the terms of the 1993 Incentive Plan, the 1996 Plan, the 1997 Incentive Plan, the 2005 Incentive Plan, the Agreements, Mr. Gilchrist’s Service Agreement, Mr. Rylance’s Service Agreement and Mr. Johnson’s Employment and Severance Benefits Agreement, copies of which will be provided promptly upon request and without charge to each person to whom a copy of this proxy statement is delivered. Requests should be directed to: J. P. Causey Jr., Secretary, Chesapeake Corporation, 1021 East Cary Street, P. O. Box 2350, Richmond, Virginia 23218-2350.

Summary of Cash and Certain Other Compensation

The following table shows, for the fiscal years ended December 28, 2003, January 2, 2005, and January 1, 2006, the cash compensation paid by the Corporation and its subsidiaries, as well as certain other compensation paid or accrued, to each person who served as the Corporation’s CEO and to its four other most highly compensated executive officers during fiscal 2005, three of whom were serving as executive officers as of January 1, 2006, and one of whom served as an executive officer during fiscal 2005 but was not an executive officer at the end of such fiscal year (the “Named Officers”). As of January 1, 2006, Messrs. Kohut, Rylance, Causey and Mostrom were the Corporation’s only executive officers.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation
					Awards		Payouts
Name and Principal Position as of January 1, 2006	Fiscal Year	Salary	Bonus	Other Annual Compen- sation(1)	Restricted Stock Awards(2)	Securities Underlying Options/ SARs	LTIP Payouts (3)	All Other Compen- sation(4)

Thomas H. Johnson(5) Retired Chairman, President & Chief Executive Officer and Director	2005	$700,000		$4,773				$3,584,635
	2004	700,000	$420,000	4,532		43,373	$154,458	13,877
	2003	642,900	501,221	54,773			134,662	13,532
Andrew J. Kohut(6) President & Chief Executive Officer and Director	2005	410,068	67,661	174				10,824
	2004	313,000	180,000	770			105,920	10,406
	2003	299,200	198,127	765			91,560	10,063
Keith Gilchrist(7) Retired Executive Vice President and Chief Operating Officer and Director	2005	511,000	77,185					137,142
	2004	494,667	210,000				132,400	26,332
	2003	430,807	170,812				114,450	22,285
Neil Rylance(7) Executive Vice President, European Packaging	2005	360,866	74,854					19,630
	2004	298,999	165,189				105,920	20,266
	2003	237,385	87,548				91,560	20,895
J.P. Causey Jr. Executive Vice President, Secretary & General Counsel	2005	270,000	40,500	698				10,177
	2004	259,000	150,000	1,095			105,920	9,904
	2003	250,200	162,552	1,083			91,560	9,648
Joel K. Mostrom Senior Vice President & Chief Financial Officer	2005	265,100	33,136	161				9,938
	2004	232,000	115,000	688			61,779	9,640
	2003	224,000	127,814	688			53,402	9,387

(1)	The amount for Mr. Johnson for fiscal 2003 represents reimbursement of (a) his spouse’s travel expenses and (b) taxes on club fees and his spouse’s travel expenses. The amounts for Mr. Johnson for fiscal 2004 and fiscal 2005, and the amounts for Mr. Kohut, Mr. Causey and Mr. Mostrom, represent reimbursement of taxes on club fees. None of the Named Officers received perquisites or other personal benefits, securities or property with an aggregate value in excess of the lesser of $50,000 or 10% of the total of his salary and bonus shown above.

(2)	As of January 1, 2006, the number and value (based on the closing price of $16.98 for the Common Stock on December 31, 2005) of shares of restricted stock held by the Named Officers were as follows: Mr. Johnson, 40,200 shares, $682,596; Mr. Gilchrist, 17,600 shares, $298,848; Mr. Kohut, 32,500 shares, $551,850; Mr. Rylance, 24,700 shares, $419,406; Mr. Causey, 20,900 shares, $354,882; and Mr. Mostrom, 14,700 shares, $249,606. All such shares are performance-based restricted stock granted to the Named Officers during fiscal 2004 and fiscal 2005 under the 1997 Incentive Plan for the 2004-2006 performance cycle and the 2005-2007 performance cycle, respectively. The terms of the restricted stock granted during fiscal 2005 are described under “Long Term Incentive Plans - Awards in Last Fiscal Year.”

(3)	The amounts appearing in the LTIP Payouts column for fiscal 2003 and fiscal 2004 represent the value of performance-based restricted stock earned in fiscal 2003 and fiscal 2004 with respect to the 2003-2005 performance cycle under the 1997 Incentive Plan, based on the Common Stock price exceeding certain targets. The values of the performance-based restricted stock earned in fiscal 2003 and fiscal 2004, respectively, are based on the closing price for the Common Stock of $22.89 on July 18, 2003, and $26.48 on December 31, 2003, the dates that the awards were earned.

(4)

“All Other Compensation” for fiscal 2005 includes the following: (a) the Corporation’s 60% matching contributions under the Chesapeake Corporation Retirement & 401(k) Savings Plan of the following amounts made to the Named Officers: Mr. Johnson, $7,560; Mr. Gilchrist, $0; Mr. Kohut, $7,560; Mr. Rylance, $0; Mr. Causey, $7,560; and Mr. Mostrom, $7,560; (b) the Corporation’s matching contribution under the Salaried Employees’ Stock Purchase Plan of the following amounts made to the Named Officers: Mr. Johnson, $7,075; Mr. Gilchrist, $0; Mr. Kohut, $3,264; Mr. Rylance, $0; Mr. Causey, $2,617; and Mr. Mostrom, $2,378; (c) automobile benefits for Mr. Gilchrist and

Mr. Rylance; and (d) a bonus to Mr. Gilchrist in lieu of an award under the 1997 Incentive Plan for the 2005-2007 cycle. “All Other Compensation” for fiscal 2005 also includes a payment to Mr. Johnson in the amount of $3,570,000.

On November 9, 2005, the Corporation entered into the Separation Agreement with Mr. Johnson in connection with his retirement as a corporate officer and director as of November 10, 2005. The Separation Agreement superseded Mr. Johnson’s 1997 Employment and Severance Benefits Agreement, as amended (the “1997 Agreement”), and provided for payment of his base salary through December 31, 2005, payment of the applicable severance payment described in the 1997 Agreement in the amount of $3,570,000, the continuation of certain employee benefits comparable to those he had as an active employee, continued participation on a prorated basis in the 2004-2006 performance cycle under the 1997 Incentive Plan and a retainer of $25,000 per month for the first four months of 2006 as non-executive advisory Vice Chairman.

(5)	Mr. Johnson served as Chairman & Chief Executive Officer and a director until November 10, 2005, and will serve as a non-executive advisory Vice Chairman until April 30, 2006.

(6)	Mr. Kohut became President & Chief Executive Officer and a director on November 10, 2005.

(7)	Mr. Gilchrist and Mr. Rylance are compensated in British pounds sterling. The amounts listed in the Salary, Bonus and All Other Compensation columns in U.S. dollars for Mr. Gilchrist are based on the average exchange rate for each full fiscal year. Consistent with his December 2004 notice to the Corporation, Mr. Gilchrist retired on December 31, 2005.

Stock Options and SARs

The Corporation did not grant any stock options or SARs during fiscal 2005 to the Named Officers.

Option/SAR Exercises and Holdings

The following table sets forth information with respect to the Named Officers concerning the exercise of options and SARs during fiscal 2005, and unexercised options and SARs held by them on January 1, 2006.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

			Number of Securities Underlying Unexercised Options/SARs at Year-End	Value of Unexercised In-the-Money Options/SARs at Year-End (1)
Name	Shares Acquired On Exercise	Value Realized	Exercisable/ Unexercisable	Exercisable/ Unexercisable
Thomas H. Johnson			353,373/0	$0/0
Andrew J. Kohut			85,000/0	0/0
Keith Gilchrist			95,000/0	0/0
Neil Rylance			19,000/0	0/0
J.P. Causey Jr.			65,000/0	0/0
Joel K. Mostrom			40,000/0	0/0

(1)	The value of unexercised in-the-money options/SARs as of January 1, 2006, represents the positive spread (which in each case was nil) between the closing price of the Common Stock on December 31, 2005 ($16.98), and the exercise price of any unexercised options and SARs.

Long-Term Incentive Awards

The following table contains information concerning awards of performance-based restricted stock during fiscal 2005 under the 1997 Incentive Plan to the Named Officers for the 2005-2007 performance cycle.

LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

Name	Number of Shares, Units or Other Rights(1)	Performance or Other Period Until Maturation or Payout	Estimated Future Share Payouts(1)
			Threshold	Target	Maximum
Thomas H. Johnson(2)	45,000	2005-2007	0	0	0
Andrew J. Kohut	20,000	2005-2007	8,000	20,000	25,000
Keith Gilchrist(3)
Neil Rylance	16,000	2005-2007	6,400	16,000	20,000
J.P. Causey Jr.	10,500	2005-2007	4,200	10,500	13,125
Joel K. Mostrom	10,000	2005-2007	4,000	10,000	12,500

(1)	Awards consist of performance-based restricted stock granted under the 1997 Incentive Plan for the 2005-2007 performance cycle. The shares will vest, in whole or in part, if during the performance cycle Chesapeake achieves or exceeds specific earnings per share and cash generation goals set by the Compensation Committee. The shares represented by the difference between the Target and Maximum Estimated Future Share Payouts will vest only if Chesapeake exceeds the earnings per share and cash generation targets set by the Compensation Committee. Any shares that remain unvested at the end of the performance cycle will be forfeited. The shares also will vest following a “change in control” of the Corporation, as described above under the caption “Definition of Change in Control.” The Corporation pays dividend equivalents on unvested shares at the same rate and times as dividends are paid on all other shares of Common Stock.

(2)	The shares awarded to Mr. Johnson were forfeited on November 10, 2005.

(3)	Mr. Gilchrist did not receive an award in view of his planned retirement at the end of 2005.

Pension Plans Table

The following table illustrates the approximate aggregate annual retirement benefits payable to covered participants retiring at age 65 pursuant to the Corporation’s funded retirement plan for its U.S. salaried employees and unfunded supplemental retirement plan for certain U.S. officers and other U.S. key employees.

	Estimated Annual Retirement Benefit at Age 65(1)
	Years of Credited Service(2)
Annual Compensation(3)	5	10	15	20	25
$200,000	$20,000	$40,000	$60,000	$80,000	$96,000
400,000	40,000	80,000	120,000	160,000	192,000
600,000	60,000	120,000	180,000	240,000	288,000
800,000	80,000	160,000	240,000	320,000	384,000
1,000,000	100,000	200,000	300,000	400,000	480,000

(1)	All Named Officers, except Mr. Gilchrist and Mr. Rylance, are participants in the Corporation’s funded retirement plan for salaried employees and its unfunded supplemental retirement plan. Effective December 31, 2005, the funded retirement plan was amended so that (i) no participants will earn any additional benefits after that date, and (ii) no employee can begin participation after that date. Mr. Gilchrist and Mr. Rylance participate in the Field Pension Plan, as described below.

(2)	The years of credited service for the Named Officers as of March 1, 2006, were: Mr. Johnson, 8; Mr. Kohut, 26; Mr. Causey, 22; and Mr. Mostrom, 13. Mr. Gilchrist has 24 years of credited service and Mr. Rylance has 10 years of credited service under the Field Pension Plan.

(3)	Annual compensation is the average of the highest five consecutive years’ salary and bonus paid during the last ten consecutive years and, in the case of the Named Officers other than Mr. Gilchrist and Mr. Rylance, approximates such amounts as set forth in the Summary Compensation Table.

The above amounts are stated as payments in the form of a life annuity. Other actuarially equivalent forms of benefit may be selected. The amounts shown in the table are subject to reduction for a portion of Social Security benefits.

Mr. Gilchrist and Mr. Rylance participate in the Field Group Pension Plan (the “Field Pension Plan”) sponsored by Field Group plc, a subsidiary of the Corporation. The objective of the Field Pension Plan is to provide an annual retirement benefit at normal retirement age, which is age 60 for Mr. Gilchrist and Mr. Rylance, of approximately 67% of pensionable earnings. Pensionable earnings approximates base salary for Mr. Gilchrist and Mr. Rylance. At Mr. Gilchrist’s or Mr. Rylance’s option, part of the benefit may be exchanged for a lump sum cash payment (within U.K. Inland Revenue limits) at retirement. Field Group plc contributes an amount equal to approximately 22% of Mr. Gilchrist’s and Mr. Rylance’s pensionable earnings, and Mr. Gilchrist and Mr. Rylance contribute approximately 12% of their pensionable earnings, to the Field Pension Plan. Mr. Gilchrist’s annual benefit at the time of his retirement was approximately $308,167, and Mr. Rylance’s accrued annual benefit at January 1, 2006, was approximately $70,463. These amounts are paid or determined in British pounds sterling and have been converted into U.S. dollars based on the average exchange rate for 2005.

Audit Committee Report

The Audit Committee of the Board of Directors is composed of four directors, each of whom is “independent” under the independence standards for audit committee members set forth in the rules promulgated under the Securities Exchange Act of 1934, the listing standards of the New York Stock Exchange and the Corporation’s Corporate Governance Concepts and Policies. The Audit Committee operates under a written charter approved by the Board of Directors. The members of the Audit Committee are Messrs. Decaluwé (Chairman) and Viviano, Ms. Thelander and Dr. Royal. The Audit Committee held nine meetings during fiscal 2005.

The Audit Committee assists the Board in its oversight of (i) the integrity of the Corporation’s financial statements, (ii) the Corporation’s compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence and (iv) the performance of the Corporation’s internal audit function and independent registered public accounting firm. In fulfilling its responsibility, the Audit Committee appoints the Corporation’s independent registered public accounting firm.

The Audit Committee discussed with the internal auditor and the independent registered public accounting firm the overall scope and specific plans for their respective audits, as well as the Corporation’s consolidated financial statements and the adequacy of the Corporation’s internal controls. The Audit Committee met regularly with each of the Corporation’s internal auditor and independent registered public accounting firm, without management present, to discuss the results of their examinations and their evaluations of the Corporation’s internal controls. The meetings also were designed to facilitate any private communication with the Audit Committee desired by the internal auditor or independent registered public accounting firm.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent registered public accounting firm a formal written statement describing all relationships between the independent registered public accounting firm and the Corporation that might bear on the independent registered public accounting firm’s independence (consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”), discussed with the independent registered public accounting firm any relationships that may impact their objectivity and independence and satisfied itself as to the independent registered public accounting firm’s independence. The Audit Committee also reviewed and discussed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

Management has the primary responsibility for the system of internal controls and the financial reporting process described in the Report of Management with respect to the financial statements included in the Corporation’s Annual Report to Stockholders for fiscal 2005. The Audit Committee reviewed and discussed with management and the independent registered public accounting firm, which is responsible for expressing opinions on the conformity of those financial statements with generally accepted accounting principles and on the effectiveness of the Corporation’s internal controls over financial reporting, their judgments as to the quality of accounting principles, effectiveness of the design and operation of internal controls, reasonableness of the significant judgments and clarity of disclosures in the financial statements.

In reliance on the above-mentioned reviews and discussions, the Audit Committee recommended to the Board of Directors that the Corporation’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended January 1, 2006, for filing with the SEC.

The Audit Committee completed an annual review of its written charter and determined that it complied with its charter during fiscal 2005.

Audit Committee Pre-Approval Policy.

The Audit Committee has adopted procedures for pre-approving certain audit and permitted non-audit services provided by the independent registered public accounting firm. These procedures include reviewing specific services subject to a fee range for each fiscal year for audit and permitted non-audit services. The Audit Committee reviews descriptions of, and an estimated fee range for, particular categories of non-audit services that are recurring in nature and therefore anticipated at the time the schedule is submitted. Audit Committee approval is also required when the pre-approved amount is exceeded for a particular category of non-audit services and to engage the independent registered public accounting firm for any non-audit services not previously approved. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC’s rules on independent registered public accounting firm independence. The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, due to its familiarity with the Corporation’s business, personnel, culture, accounting systems and risk profile, and whether the services enhance the Corporation’s ability to manage or control risks and improve audit quality. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee who then report any pre-approved services to the Audit Committee at its next scheduled meeting. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent registered public accounting firm to ensure that such services are within the parameters approved by the Audit Committee.

Fees of the Corporation’s Independent Registered Public Accounting Firm.

During fiscal 2005, the Corporation engaged PricewaterhouseCoopers LLP as independent registered public accounting firm principally to perform the annual audit and to render other services. The following table lists fees paid to PricewaterhouseCoopers LLP for services rendered in fiscal 2005 and 2004.

	2005	2004
Audit Fees	$2,100,000	$2,104,595
Audit-Related Fees	97,078	58,754
Tax Fees	435,300	506,458
All Other Fees	0	0

Total	$2,632,378	$2,669,807

Audit Fees include fees for services performed to comply with generally accepted auditing standards, including the audit of the Corporation’s annual consolidated financial statements and internal controls and review of the Corporation’s quarterly consolidated unaudited financial statements.

Audit-Related Fees include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of the financial statements. This category includes fees related to consultations regarding generally accepted accounting principles, and reviews and evaluations of the impact of new regulatory pronouncements. Audit-Related fees also include audits of pension and other employee benefit plans, as well as the review of the Chesapeake Corporation Foundation in 2004.

Tax Fees primarily include fees associated with tax audits, tax compliance and tax consulting, as well as domestic and international tax planning. This category also includes tax planning for restructurings, as well as other services related to tax disclosure and filing requirements.

The Audit Committee has concluded the provision of the non-audit services listed above as “All Other Fees” is compatible with maintaining the independent registered public accounting firm’s independence.

Audit Committee

Rafaël C. Decaluwé, Chairman

Frank S. Royal

Beverly L. Thelander

Joseph P. Viviano

Certain Relationships and Related Transactions

During fiscal 2005, the Corporation did not engage in any transaction, or series of similar transactions, of the type required to be disclosed under the caption “Certain Relationships and Related Transactions.”

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed of Messrs. Rosenblum (Chairman), Fowden, Petit and Warner and Ms. Thelander. No member of the Compensation Committee had relationships, or engaged in transactions, with the Corporation during fiscal 2005 of the type required to be disclosed under the caption “Certain Relationships and Related Transactions.”

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation’s executive officers and directors, and persons who own more than 10% of the Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the New York Stock Exchange. Executive officers, directors and owners of more than 10% of the Common Stock are required by regulation to furnish the Corporation with copies of all Forms 3, 4 and 5 they file.

Based solely on the Corporation’s review of the copies of such forms it has received and written representations from certain reporting persons who were not required to file a Form 5 for fiscal 2005, the Corporation believes that all of its executive officers, directors and owners of more than 10% of the Common Stock complied with all Section 16(a) filing requirements with respect to transactions during fiscal 2005, except that Mr. Rosenblum failed to report one open market purchase of shares on a timely basis.

Performance Graph

The following graph is presented to compare the cumulative total return for the Common Stock to the cumulative total return of the Dow Jones Global Containers & Packaging Index and the S&P Smallcap 600 Index for the Corporation’s last five fiscal years. The graph assumes an investment of $100 in the Common Stock and in each index as of December 31, 2000, and that all dividends were reinvested.

(December 31st of each year, in dollars)

	2000	2001	2002	2003	2004	2005
Chesapeake Corporation	100	140	94	145	155	101
S&P Smallcap 600 Index	100	107	91	126	155	167
Dow Jones Global Containers & Packaging Index	100	126	135	162	193	193

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm for the Corporation for fiscal 2006. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting and will be given an opportunity to make a statement and to respond to appropriate questions.

STOCKHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS

Any proposal submitted by a stockholder for inclusion in the proxy materials for the annual meeting of stockholders in 2007 must be delivered to the Corporation at its principal office in Richmond, Virginia, not later than November 24, 2006.

In addition to any other applicable requirements, for business to be properly brought before the 2007 annual meeting by a stockholder, even if the proposal is not to be included in the Corporation’s proxy statement, the Corporation’s bylaws provide that the stockholder must give notice in writing to the Secretary of the Corporation not later than January 23, 2007. As to each such matter, the notice must contain (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name, record address of, and class, series and number of shares beneficially owned by, the stockholder proposing such business and (iii) any material interest of the stockholder in such business.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Communications to the Board of Directors, or to individual directors, may be sent by U.S. mail, postage prepaid, addressed to the Board of Directors, or an individual director or directors, in care of Corporate Secretary, Chesapeake Corporation, P. O. Box 2350, Richmond, Virginia, 23218, or by e-mail to directorsmail@cskcorp.com. All such communications will be promptly delivered by the Corporate Secretary to the addressee, if addressed to an individual director, or, if addressed to the Board of Directors, to the Chairman of the Board, unless the Chairman of the Board is an employee of the Corporation, in which event the communication will be promptly delivered to the Chairman of the Committee of Independent Directors.

OTHER MATTERS

As of the date of this proxy statement, management knows of no business that will be presented for consideration at the annual meeting of stockholders other than that stated herein. As to other business, if any, and matters incident to the conduct of the meeting that may properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the best judgment of the person or persons voting the proxies.

Stockholders, whether or not they expect to attend the annual meeting in person, are requested to mark, date and sign the enclosed proxy and return it to the Corporation. Please sign exactly as your name appears on the accompanying proxy. Alternatively, you may choose to vote by telephone. Instructions for this convenient voting method are on the enclosed proxy card. Stockholders may revoke their proxy by delivering a written notice of revocation to the Corporation at its principal office to the attention of J. P. Causey Jr., Secretary, at any time before the proxy is exercised.

J. P. Causey Jr. Secretary

March 24, 2006

NOTICE

and

PROXY STATEMENT

for the

ANNUAL MEETING

of

STOCKHOLDERS

To Be Held

April 26, 2006

PROXY TABULATOR P.O. BOX 9112 FARMINGDALE, NY 11735

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Mercer HR Services, c/o ADP,

51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

CHESAPEAKE CORPORATION

MERHR1

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors Unanimously Recommends a Vote FOR the Following Proposals:

For Withhold For All All All Except

To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name on the line below.

Vote on Directors

1. Nominees:

(1)	Brian Buchan (2) Rafaël C. Decaluwé (3) Joseph P. Viviano (4) Harry H. Warner

(each for Class II to serve until the 2009 annual meeting of stockholders).

Vote on Director

2. Nominee:

(1)	Andrew J. Kohut

(for Class III to serve until the 2007 annual meeting of stockholders).

For Withhold

3. In their discretion, the proxies are authorized to vote upon such other business and matters incident to the conduct of the meeting as may properly come before the meeting and any adjournments.

(Please sign, date and return this card in the enclosed envelope.)

Signature [PLEASE SIGN WITHIN BOX]

Date

March 24, 2006 Dear Plan Participant:

The instruction card to vote your Chesapeake Corporation common stock held in the Chesapeake Corporation Retirement & 401(k) Savings Plan or the Chesapeake Corporation 401(k) Savings Plan (the “Plans”) is on the lower portion of this page. It is important that you instruct the trustee to vote your shares held in the Plans by completing the instruction card below and returning it to Mercer Trust Company.

As a participant in the Plans, you are entitled to attend the annual meeting of stockholders of Chesapeake Corporation to be held at the SunTrust Bank Piedmont Room, 4th Floor, 919 East Main Street, Richmond, Virginia on Wednesday, April 26, 2006, at 9:30 a.m. If you plan to attend the meeting and have not otherwise requested an admittance card, you may do so by contacting our corporate office in Richmond at (804) 697-1000.

Sincerely,

J. P. Causey Jr. Secretary

To: Mercer Trust Company

Trustee of the Chesapeake Corporation Retirement & 401(k) Savings Plan

Trustee of the Chesapeake Corporation 401(k) Savings Plan

With respect to the shares of Common Stock of Chesapeake Corporation represented by my interest in the Trust Funds of Chesapeake Corporation Retirement & 401(k) Savings Plan or the Chesapeake Corporation 401(k) Savings Plan, you are directed to sign and forward a proxy in the form being solicited by the Board of Directors of Chesapeake Corporation to instruct the persons named therein, or their substitutes, to vote in accordance with the proxy statement as designated on the reverse

PLEASE SIGN ON THE REVERSE

Annual Meeting Admission Ticket

MR A SAMPLE

DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

000000000.000 ext

000000000.000 ext

000000000.000 ext

000000000.000 ext

000000000.000 ext

000000000.000 ext

000000000.000 ext

Chesapeake Corporation Annual Stockholders Meeting April 26, 2006 9:30 a.m.

Piedmont Room, Fourth Floor, SunTrust Bank 9th & Main Streets Richmond, Virginia

Light refreshments will be available before the meeting. Please present this card at the door to gain admittance.

Detach Admittance Card Before Mailing Proxy

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE VOTING INSTRUCTIONS.

Annual Meeting Proxy Card

123456

C0123456789

12345

Please mark this box with an X if your address has changed and print the new address below.

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS)

C 1234567890 J N T

A Election of Directors

1. The Board of Directors unanimously recommends a vote FOR the following nominees (each for Class II to serve until the 2009 Annual Meeting of Stockholders):

For Withhold

01—Brian Buchan

02—Rafaël C. Decaluwé

For Withhold

03—Joseph P. Viviano

04—Harry H. Warner

B Election of Director

2. The Board of Directors unanimously recommends a vote FOR the following nominee (for Class III to serve until the 2007 Annual Meeting of Stockholders):

For Withhold

05—Andrew J. Kohut

In their discretion, the proxies are authorized to vote upon such other business and matters incident to the conduct of the meeting as may properly come before the meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for the proposal presented.

C Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.

Please sign exactly as your name appears. Joint owners should each sign personally. Where applicable, indicate your official position or representative capacity.

Signature 1—Please keep signature within the box Signature 2—Please keep signature within the box Date (mm/dd/yyyy)

Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders, April 26, 2006

The undersigned hereby appoints Sir David Fell, John W. Rosenblum and Frank S. Royal and each of them as proxies (and if the undersigned is a proxy, as substitute proxies), each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of the Corporation held of record by the undersigned on February 24, 2006, at the annual meeting of stockholders to be held at 9:30 a.m. on April 26, 2006, or any adjournments thereof.

PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Telephone Voting Instructions

You can vote by telephone! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose the voting method outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)

• Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the simple instructions provided by the recorded message.

If you vote by telephone, please DO NOT mail back this proxy card.

Proxies submitted by telephone must be received by 1:00 a.m., Central Time, on April 26, 2006. THANK YOU FOR VOTING

Annual Meeting Proxy Card

A Election of Directors

1. The Board of Directors unanimously recommends a vote FOR the following nominees (each for Class II to serve until the 2009 Annual Meeting of Stockholders):

For Withhold

01—Brian Buchan

02—Rafaël C. Decaluwé

For Withhold

03—Joseph P. Viviano

04—Harry H. Warner

B Election of Director

2. The Board of Directors unanimously recommends a vote FOR the following nominee (for Class III to serve until the 2007 Annual Meeting of Stockholders):

For Withhold

05—Andrew J. Kohut

In their discretion, the proxies are authorized to vote upon such other business and matters incident to the conduct of the meeting as may properly come before the meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for the proposal presented.

C Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.

Please sign exactly as your name appears. Joint owners should each sign personally. Where applicable, indicate your official position or representative capacity. Signature 1—Please keep signature within the box Signature 2—Please keep signature within the box Date (mm/dd/yyyy)

Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders, April 26, 2006

The undersigned hereby appoints Sir David Fell, John W. Rosenblum and Frank S. Royal and each of them as proxies (and if the undersigned is a proxy, as substitute proxies), each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of the Corporation held of record by the undersigned on February 24, 2006, at the annual meeting of stockholders to be held at 9:30 a.m. on April 26, 2006, or any adjournments thereof.

PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.